UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

_______________________

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: July 31, 2009

TIFFANY & CO.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9494 (Commission File Number)	13-3228013 (I.R.S. Employer Identification No.)

727 Fifth Avenue, New York, New York (Address of principal executive offices)	10022 (Zip Code)

Registrant's telephone number, including area code: (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On July 31, 2009, Registrant entered into a new revolving bank credit agreement with The Bank of New York Mellon, as Administrative Agent, ABN AMRO Bank N.V., as Documentation Agent, and Standard Chartered Bank, as Syndication Agent, consisting of basic commitments of $400 million, with an option by Registrant to increase such commitments up to $500 million (the “New Credit Agreement”). The New Credit Agreement replaces Registrant’s existing $450 million revolving credit facility.

The new credit facility will be available for working capital and other corporate purposes. The agreement contains affirmative and negative covenants usual and customary for facilities of this size and purpose. The New Credit Agreement matures in 2012. Participating lenders include The Bank of New York Mellon, ABN AMRO Bank N.V., Standard Chartered Bank, Bank of America, N.A., Bank of America, N.A., Canada Branch, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., Mizuho Corporate Bank, Ltd., U.S. Bank, National Association, and Wachovia Bank, National Association.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.146

Credit Agreement dated as of July 31, 2009 by and among Registrant, Tiffany and Company, Tiffany & Co. International, Tiffany & Co. Japan Inc. and each other Subsidiary of Registrant that is a Borrower and is a signatory thereto and The Bank of New York Mellon, as Administrative Agent, and various lenders party thereto.

10.147

Guaranty Agreement dated as of July 31, 2009, with respect to the Credit Agreement (see Exhibit 10.146 above) by and among Registrant, Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. and The Bank of New York Mellon, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                               TIFFANY & CO.

BY:	/s/ Patrick B. Dorsey
Patrick B. Dorsey
Senior Vice President, General Counsel
and Secretary

Date: August 4, 2009

EXHIBIT INDEX

Exhibit No.	Description

10.146

Credit Agreement dated as of July 31, 2009 by and among Registrant, Tiffany and Company, Tiffany & Co. International, Tiffany & Co. Japan Inc. and each other Subsidiary of Registrant that is a Borrower and is a signatory thereto and The Bank of New York Mellon, as Administrative Agent, and various lenders party thereto.

10.147

Guaranty Agreement dated as of July 31, 2009, with respect to the Credit Agreement (see Exhibit 10.146 above) by and among Registrant, Tiffany and Company, Tiffany & Co. International, and Tiffany & Co. Japan Inc. and The Bank of New York Mellon, as Administrative Agent.